Filed Pursuant to Rule 424(b)(2) Registration Statement Nos. 333-255302 and 333-255302-03

February 3, 2023

Medium-Term Senior Notes, Series N

Pricing Supplement No. 2023-USNCH15854 to Product Supplement No. EA-09-01
dated November 9, 2022 and Prospectus Supplement and Prospectus each dated May 11, 2021

Citigroup Global Markets Holdings Inc. All Payments Due from Citigroup Global Markets Holdings Inc. Fully and Unconditionally Guaranteed by Citigroup Inc.
Market Linked Notes— Upside Participation to a Cap and Principal Return at Maturity Notes Linked to the Invesco DB Commodity Index Tracking Fund due August 10, 2026

■  Linked to the Invesco DB Commodity Index Tracking Fund (the “underlying”)

■  Unlike ordinary debt securities, the notes do not pay interest. Instead, the notes provide for a maturity payment amount that may be greater than or equal to the stated principal amount of the notes, depending on the performance of the underlying from the starting value to the ending value, subject to the maximum return. The maturity payment amount will reflect the following terms:

■  If the ending value is greater than the starting value, you will receive the stated principal amount plus a positive return equal to 100% of the percentage increase in the value of the underlying from the starting value, subject to a maximum return of 27.00% of the stated principal amount

■  If the ending value is less than or equal to the starting value, you will be repaid the stated principal amount but will not receive any positive return on your investment

■  Repayment of principal at maturity regardless of underlying performance (subject to issuer credit risk)

■  All payments on the notes are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.; if Citigroup Global Markets Holdings Inc. and Citigroup Inc. default on their obligations, you could lose some or all of your investment

■  No periodic interest payments or dividends

■  The notes will not be listed on any securities exchange and, accordingly, may have limited or no liquidity. You should not invest in the notes unless you are willing to hold them to maturity.

The notes have complex features and investing in the notes involves risks not associated with an investment in conventional debt securities. See “Summary Risk Factors” beginning on page PS-6 and “Risk Factors” beginning on page PS-5 of the accompanying product supplement and beginning on page S-1 of the accompanying prospectus supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or determined that this pricing supplement or the accompanying product supplement, prospectus supplement and prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

The notes are unsecured debt obligations issued by Citigroup Global Markets Holdings Inc. and guaranteed by Citigroup Inc. All payments due on the notes are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. None of Wells Fargo Securities, LLC (“Wells Fargo”) or any of its affiliates will have any liability to the purchasers of the notes in the event Citigroup Global Markets Holdings Inc. defaults on its obligations under the notes and Citigroup Inc. defaults on its guarantee obligations. The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

	Per Note	Total
Public Offering Price(1)	$1,000.00	$550,000.00
Underwriting Discount and Commission(2)(3)	$33.90	$18,645.00
Proceeds to Citigroup Global Markets Holdings Inc.(2)	$966.10	$531,355.00

(1) On the date of this pricing supplement, the estimated value of the notes is $900.00 per note, which is less than the public offering price. The estimated value of the notes is based on Citigroup Global Markets Inc.’s (“CGMI”) proprietary pricing models and our internal funding rate. It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which any person may be willing to buy the notes from you at any time after issuance. See “Valuation of the Notes” in this pricing supplement.

(2) CGMI, an affiliate of Citigroup Global Markets Holdings Inc., as the lead agent for the offering, has agreed to sell the notes to Wells Fargo, as agent. Wells Fargo will receive an underwriting discount and commission of 3.39% ($33.90) for each note it sells. Wells Fargo may pay selected dealers, which may include Wells Fargo Advisors (“WFA”) (the trade name of the retail brokerage business of its affiliates, Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC), a fixed selling commission of 2.00% ($20.00) for each note they sell. In addition to the selling commission allowed to WFA, Wells Fargo may pay $0.75 per note of the underwriting discount and commission to WFA as a distribution expense fee for each note sold by WFA. The total underwriting discount and commission and proceeds to Citigroup Global Markets Holdings Inc. shown above give effect to the actual underwriting discount and commission provided for the sale of the notes. See “Supplemental Plan of Distribution” below and “Use of Proceeds and Hedging” in the accompanying prospectus for further information regarding how we have hedged our obligations under the notes.

(3) In respect of certain notes sold in this offering, CGMI may pay a fee of up to $4.00 per note to selected securities dealers in consideration for marketing and other services in connection with the distribution of the notes to other securities dealers.

Citigroup Global Markets Inc.	Wells Fargo Securities

Market Linked Notes— Upside Participation to a Cap and Principal Return at Maturity Notes Linked to the Invesco DB Commodity Index Tracking Fund due August 10, 2026
Terms of the Notes
Underlying:	The Invesco DB Commodity Index Tracking Fund
Issuer:	Citigroup Global Markets Holdings Inc., a wholly owned subsidiary of Citigroup Inc.
Guarantee:	All payments due on the notes are fully and unconditionally guaranteed by Citigroup Inc.
Stated Principal Amount:	$1,000 per note. References in this pricing supplement to a “note” are to a note with a stated principal amount of $1,000.
Pricing Date:	February 3, 2023
Issue Date:	February 8, 2023
Calculation Day:	August 3, 2026, subject to postponement if such date is not a trading day or certain market disruption events occur as described in the accompanying product supplement.
Maturity Date:	August 10, 2026, subject to postponement as described in the accompanying product supplement.
Maturity Payment Amount:

For each $1,000 stated principal amount note you hold at maturity:

•  If the ending value is greater than the starting value:

$1,000 plus the lesser of:

(i) $1,000 × underlying return × participation rate; and

(ii) the maximum return

•  If the ending value is less than or equal to the starting value: $1,000

If the ending value is less than or equal to the starting value, you will be repaid the stated principal amount of the notes at maturity but will not receive any positive return on your investment.

Participation Rate:	100%
Maximum Return:	27.00% of the stated principal amount ($270 per note). Because of the maximum return, the maturity payment amount will not exceed $1,270 per note.
Starting Value:	$23.61, the closing value of the underlying on the pricing date
Ending Value:	The closing value of the underlying on the calculation day
Underlying Return:	(ending value – starting value) / starting value
Calculation Agent:	CGMI
Denominations:	$1,000 and any integral multiple of $1,000
CUSIP / ISIN:	17331C6J1 / US17331C6J18

Market Linked Notes— Upside Participation to a Cap and Principal Return at Maturity Notes Linked to the Invesco DB Commodity Index Tracking Fund due August 10, 2026

Additional Information

The terms of the notes are set forth in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement. The accompanying product supplement, prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement. For example, the accompanying product supplement contains important information about how the closing value of the underlying will be determined and other specified events with respect to the underlying. It is important that you read the accompanying product supplement, prospectus supplement and prospectus together with this pricing supplement in connection with your investment in the notes. Certain terms used but not defined in this pricing supplement are defined in the accompanying product supplement.

When we refer to “we,” “us” and “our” in this pricing supplement, we refer only to Citigroup Global Markets Holdings Inc. and not to any of its affiliates, including Citigroup Inc.

You may access the product supplement and prospectus supplement and prospectus on the SEC website www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product Supplement No. EA-09-01 dated November 9, 2022:

https://www.sec.gov/Archives/edgar/data/200245/000095010322019433/dp184001_424b2-wf0901.htm

•	Prospectus Supplement and Prospectus, each dated May 11, 2021: https://www.sec.gov/Archives/edgar/data/200245/000119312521157552/d423193d424b2.htm

Market Linked Notes— Upside Participation to a Cap and Principal Return at Maturity Notes Linked to the Invesco DB Commodity Index Tracking Fund due August 10, 2026

Investor Considerations

The notes are not appropriate for all investors. The notes may be an appropriate investment for investors who:

•	seek exposure to any upside performance of the underlying without exposure to any decline in the underlying, by:

o	participating at the specified participation rate in the percentage increase, if any, from the starting value to the ending value, subject to the maximum return; and

o	providing for the repayment of the stated principal amount at maturity regardless of the performance of the underlying;

•	understand that if the ending value is less than or equal to the starting value, they will not receive any positive return on their investment in the notes;

•	are willing to forgo interest payments on the notes and dividends on the underlying; and

•	are willing to hold the notes to maturity.

The notes may not be an appropriate investment for investors who:

•	seek a liquid investment or are unable or unwilling to hold the notes to maturity;

•	seek certainty of receiving a positive return on their investment;

•	seek uncapped exposure to the upside performance of the underlying;

•	seek current income;

•	are unwilling to purchase notes with the estimated value set forth on the cover page;

•	are unwilling to accept the risk of exposure to the underlying;

•	seek exposure to the underlying but are unwilling to accept the risk/return trade-offs inherent in the maturity payment amount for the notes;

•	are unwilling to accept the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.; or

•	prefer the lower risk of fixed income investments with comparable maturities issued by companies with comparable credit ratings.

The considerations identified above are not exhaustive. Whether or not the notes are an appropriate investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the appropriateness of an investment in the notes in light of your particular circumstances. You should also review carefully the “Summary Risk Factors” herein and the “Risk Factors” in the accompanying product supplement for risks related to an investment in the notes. For more information about the underlying, please see the information provided below.

Market Linked Notes— Upside Participation to a Cap and Principal Return at Maturity Notes Linked to the Invesco DB Commodity Index Tracking Fund due August 10, 2026

Determining Maturity Payment Amount

On the maturity date, you will receive a cash payment per note (the maturity payment amount) calculated as follows:

Market Linked Notes— Upside Participation to a Cap and Principal Return at Maturity Notes Linked to the Invesco DB Commodity Index Tracking Fund due August 10, 2026

Summary Risk Factors

An investment in the notes is significantly riskier than an investment in conventional debt securities. The notes are subject to all of the risks associated with an investment in our conventional debt securities (guaranteed by Citigroup Inc.), including the risk that we and Citigroup Inc. may default on our obligations under the notes, and are also subject to risks associated with the underlying. Accordingly, the notes are appropriate only for investors who are capable of understanding the complexities and risks of the notes. You should consult your own financial, tax and legal advisors as to the risks of an investment in the notes and the appropriateness of the notes in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the notes. You should read this summary together with the more detailed description of risks relating to an investment in the notes contained in the section “Risk Factors” beginning on page PS-5 in the accompanying product supplement. You should also carefully read the risk factors included in the accompanying prospectus supplement and in the documents incorporated by reference in the accompanying prospectus, including Citigroup Inc.’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to the business of Citigroup Inc. more generally.

You May Not Receive Any Positive Return On Your Investment In The Notes.

You will receive a positive return on your investment in the notes only if the ending value is greater than the starting value. If the ending value is equal to or less than the starting value, you will receive only the stated principal amount for each note you hold at maturity. As the notes do not pay any interest, even if the ending value is greater than the starting value, there is no assurance that your total return at maturity on the notes will be as great as could have been achieved on conventional debt securities of ours or of another issuer with a similar credit rating of comparable maturity.

The Notes Do Not Pay Interest.

Unlike conventional debt securities, the notes do not pay interest or any other amounts prior to maturity. You should not invest in the notes if you seek current income during the term of the notes.

Your Potential Return On The Notes Is Limited.

Your potential total return on the notes at maturity is limited to the maximum return. Your return on the notes will not exceed the maximum return, even if the underlying appreciates by significantly more than the maximum return. If the underlying appreciates by more than the maximum return, the notes will underperform an alternative investment providing 1-to-1 exposure to the performance of the underlying. When lost dividends are taken into account, the notes may underperform an alternative investment providing 1-to-1 exposure to the performance of the underlying and a pass-through of dividends even if the underlying appreciates by less than the maximum return.

You Will Not Receive Dividends Or Have Any Other Rights With Respect To The Underlying.

You will not receive any dividends with respect to the underlying. This lost dividend yield may be significant over the term of the notes. The payment scenarios described in this pricing supplement do not show any effect of lost dividend yield over the term of the notes. In addition, you will not have voting rights or any other rights with respect to the underlying.

Your Maturity Payment Amount Depends On The Value Of The Underlying On A Single Day.

Because your maturity payment amount depends on the value of the underlying solely on the calculation day, you are subject to the risk that the value of the underlying on that day may be lower, and possibly significantly lower, than on one or more other dates during the term of the notes. If you had invested directly in the underlying or in another instrument linked to the underlying that you could sell for full value at a time selected by you, or if the maturity payment amount were based on an average of values of the underlying, you might have achieved better returns.

Although The Notes Provide For The Repayment Of The Stated Principal Amount At Maturity, You May Nevertheless Suffer A Loss On Your Investment In Real Value Terms If The Percentage Change From The Starting Value to the Ending Value Is Less Than Or Not Sufficiently Greater Than Zero.

This is because inflation may cause the real value of the stated principal amount to be less at maturity than it is at the time you invest, and because an investment in the notes represents a forgone opportunity to invest in an alternative asset that does generate a positive real return. This potential loss in real value terms is significant given the term of the notes. You should carefully consider whether an investment that may not provide for any positive return on your investment, or may provide a return that is lower than the return on alternative investments, is appropriate for you.

Market Linked Notes— Upside Participation to a Cap and Principal Return at Maturity Notes Linked to the Invesco DB Commodity Index Tracking Fund due August 10, 2026

The Notes Are Subject To The Credit Risk Of Citigroup Global Markets Holdings Inc. And Citigroup Inc.

If we default on our obligations under the notes and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the notes.

The Notes Will Not Be Listed On Any Securities Exchange And You May Not Be Able To Sell Them Prior To Maturity.

The notes will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the notes. We have been advised that Wells Fargo currently intends to make a secondary market in relation to the notes. However, Wells Fargo may suspend or terminate making a market without notice, at any time and for any reason. If Wells Fargo suspends or terminates making a market, there may be no secondary market at all for the notes because it is likely that Wells Fargo will be the only broker-dealer that is willing to buy your notes prior to maturity. Accordingly, an investor must be prepared to hold the notes until maturity.

Sale Of The Notes Prior To Maturity May Result In A Loss Of Principal.

You will be entitled to receive at least the full stated principal amount of your notes, subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc., only if you hold the notes to maturity. The value of the notes may fluctuate during the term of the notes, and if you are able to sell your notes prior to maturity, you may receive less than the full stated principal amount of your notes.

The Estimated Value Of The Notes On The Pricing Date, Based On CGMI’s Proprietary Pricing Models And Our Internal Funding Rate, Is Less Than The Public Offering Price.

The difference is attributable to certain costs associated with selling, structuring and hedging the notes that are included in the public offering price. These costs include (i) any selling concessions or other fees paid in connection with the offering of the notes, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering of the notes and (iii) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates and/or Wells Fargo or its affiliates in connection with hedging our obligations under the notes. These costs adversely affect the economic terms of the notes because, if they were lower, the economic terms of the notes would be more favorable to you. The economic terms of the notes are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the notes. See “The Estimated Value Of The Notes Would Be Lower If It Were Calculated Based On Wells Fargo’s Determination Of The Secondary Market Rate With Respect To Us” below.

The Estimated Value Of The Notes Was Determined For Us By Our Affiliate Using Proprietary Pricing Models.

CGMI derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models. In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of the underlying, the dividend yield on the underlying and interest rates. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours. Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the notes. Moreover, the estimated value of the notes set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the notes for other purposes, including for accounting purposes. You should not invest in the notes because of the estimated value of the notes. Instead, you should be willing to hold the notes to maturity irrespective of the initial estimated value.

The Estimated Value Of The Notes Would Be Lower If It Were Calculated Based On Wells Fargo’s Determination Of The Secondary Market Rate With Respect To Us.

The estimated value of the notes included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the notes. We expect that our internal funding rate is generally lower than Wells Fargo’s determination of the secondary market rate with respect to us, which is the rate that we expect Wells Fargo will use in determining the value of the notes for purposes of any purchases of the notes from you in the secondary market. If the estimated value included in this pricing supplement were based on Wells Fargo’s determination of the secondary market rate with respect to us, rather than our internal funding rate, it would likely be lower. We determine our internal funding rate based on factors such as the costs associated with the notes, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences. Our internal funding rate is not an interest rate that is payable on the notes.

Because there is not an active market for traded instruments referencing our outstanding debt obligations, Wells Fargo may determine the secondary market rate with respect to us for purposes of any purchase of the notes from you in the secondary market based on the market price of traded instruments referencing the debt obligations of Citigroup Inc., our parent company and the guarantor of all payments due on the notes, but subject to adjustments that Wells Fargo may deem appropriate.

Market Linked Notes— Upside Participation to a Cap and Principal Return at Maturity Notes Linked to the Invesco DB Commodity Index Tracking Fund due August 10, 2026

The Estimated Value Of The Notes Is Not An Indication Of The Price, If Any, At Which Any Person May Be Willing To Buy The Notes From You In The Secondary Market.

Any such secondary market price will fluctuate over the term of the notes based on the market and other factors described in the next risk factor. Moreover, unlike the estimated value included in this pricing supplement, we expect that any value of the notes determined for purposes of a secondary market transaction will be based on Wells Fargo’s determination of the secondary market rate with respect to us, which will likely result in a lower value for the notes than if our internal funding rate were used. In addition, we expect that any secondary market price for the notes will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the notes to be purchased in the secondary market transaction, and may be reduced by the expected cost of unwinding related hedging transactions. As a result, it is likely that any secondary market price for the notes will be less than the public offering price.

The Value Of The Notes Prior To Maturity Will Fluctuate Based On Many Unpredictable Factors.

The value of your notes prior to maturity will fluctuate based on the closing value of the underlying, the volatility of the closing value of the underlying, the dividend yield on the underlying, interest rates generally, the time remaining to maturity and our and Citigroup Inc.’s creditworthiness, as reflected in our secondary market rate, among other factors described under “Risk Factors—General Risk Factors Relating To All Notes— The Value Of Your Notes Prior To Maturity Will Fluctuate Based On Many Unpredictable Factors” in the accompanying product supplement. Changes in the value of the underlying may not result in a comparable change in the value of your notes. You should understand that the value of your notes at any time prior to maturity may be significantly less than the public offering price.

We Have Been Advised That, Immediately Following Issuance, Any Secondary Market Bid Price Provided By Wells Fargo, And The Value That Will Be Indicated On Any Brokerage Account Statements Prepared By Wells Fargo Or Its Affiliates, Will Reflect A Temporary Upward Adjustment.

The amount of this temporary upward adjustment will steadily decline to zero over the temporary adjustment period. See “Valuation of the Notes” in this pricing supplement.

Suspensions, Limitations Or Disruptions Of Market Trading In The Commodity And Related Futures Markets And The Rules Of Trading Facilities In Such Markets May Adversely Affect The Performance Of The Invesco DB Commodity Index Tracking Fund.

The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices that may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits,” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.” Once the limit price has been reached in a particular contract, no trades may be made at a different price. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices. Conversely, certain foreign exchanges do not have limit prices and, accordingly, there is no limit on the amount by which the price of a designated contract may decline on a single day. These circumstances could adversely affect the price of shares of the Invesco DB Commodity Index Tracking Fund and therefore, the value of the basket and the value of the securities.

Holders Of The Securities Will Not Benefit From The Regulatory Protections Of The Commodity Futures Trading Commission Or Any Non-U.S. Regulatory Authority.

The securities are our direct obligations. The net proceeds to be received by us from the sale of the securities will not be used to purchase or sell futures contracts or options on futures contracts for the benefit of the holders of securities. An investment in the securities does not constitute either an investment in futures contracts or options on futures contracts, and holders of the securities will not benefit from the regulatory protections of the Commodity Futures Trading Commission (the “CFTC”) afforded to persons who trade in such contracts. Unlike an investment in the securities, an investment in a collective investment vehicle that invests in futures contracts on behalf of its participants may be subject to regulation as a commodity pool, and its operator may be required to be registered with and regulated by the CFTC as a “commodity pool operator” (“CPO”) or qualify for an exemption from the registration requirement. Because the securities are not interests in a commodity pool, the securities will not be regulated by the CFTC as a commodity pool, we will not be registered with the CFTC as a CPO, and holders of the securities will not benefit from the CFTC’s or any non-U.S. regulatory authority’s regulatory protections afforded to persons who invest in regulated commodity pools.

Market Linked Notes— Upside Participation to a Cap and Principal Return at Maturity Notes Linked to the Invesco DB Commodity Index Tracking Fund due August 10, 2026

Possible Regulatory Changes Could Adversely Affect The Performance Of The Invesco DB Commodity Index Tracking Fund.

U.S. regulatory agencies have recently enacted new rules and are currently considering the enactment of additional, related new rules that may substantially affect the regulation of the commodity and futures markets. Although the final form of many new rules has not yet been determined and many finalized new rules have not yet been fully implemented, it is likely that such rules will limit the ability of market participants to participate in the commodity and futures market to the extent and at the levels that they have in the past and may have the effect of reducing liquidity in these markets and changing the structure of the markets in other ways. In addition, these regulatory changes will likely increase the level of regulation of markets and market participants and the costs of participating in the commodity and futures markets. These changes could impact the price and volatility of shares of the Invesco DB Commodity Index Tracking Fund, which could in turn adversely affect the return on and the value of the securities.

Commodity Futures Prices May Change Unpredictably, Affecting The Closing Value Of The Invesco DB Commodity Index Tracking Fund In Unforeseeable Ways.

Trading in commodity futures contracts underlying the Invesco DB Commodity Index Tracking Fund is speculative and can be extremely volatile. A decrease in the price of any of the commodities upon which the futures contracts that compose the Invesco DB Commodity Index Tracking Fund are based may have a material adverse effect on the performance of the basket and the return on an investment in the securities. Market prices of the commodities on which the futures contracts that compose the Invesco DB Commodity Index Tracking Fund are based may fluctuate rapidly based on numerous factors, including: changes in supply and demand relationships; governmental programs and policies, national and international monetary, trade, political and economic events, wars and acts of terror, changes in interest and in exchange rates, speculation and trading activities in commodities and related contracts, weather, and agricultural, trade, fiscal and exchange control policies. The price volatility of each commodity also affects the value of the futures and forward contracts related to that commodity and therefore its price at any such time. The price of any one commodity may be correlated to a greater or lesser degree with any other commodity and factors affecting the general supply and demand as well as the prices of other commodities may affect the particular commodity in question. In respect of commodities in the energy sector, due to the significant level of its continuous consumption, limited reserves, and oil cartel controls, energy prices are subject to rapid price increases in the event of perceived or actual shortages. The commodities markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. Many commodities are also highly cyclical. These factors, some of which are specific to the nature of each such commodity, may cause the value of the different commodities upon which the futures contracts that compose the Invesco DB Commodity Index Tracking Fund are based, as well as the futures contracts themselves, to move in inconsistent directions at inconsistent rates. This, in turn, will affect the closing value of the Invesco DB Commodity Index Tracking Fund and may affect the performance of the basket. It is not possible to predict the aggregate effect of all or any combination of these factors.

Some Of The Commodities Underlying The Invesco DB Commodity Index Tracking Fund Will Be Subject To Pronounced Risks Of Pricing Volatility.

As a general matter, the risk of low liquidity or volatile pricing around the maturity date of a commodity futures contract is greater than in the case of other futures contracts because (among other factors) a number of market participants take physical delivery of the underlying commodities. Many commodities, like those in the energy and industrial metals sectors, have liquid futures contracts that expire every month. Therefore, in the calculation of the Invesco DB Commodity Index Tracking Fund these contracts are rolled forward every month. Contracts based on certain other commodities, most notably agricultural and livestock products, tend to have only a few contract months each year that trade with substantial liquidity. Thus, these commodities, with related futures contracts that expire infrequently, roll forward less frequently than every month in the calculation of the Invesco DB Commodity Index Tracking Fund, and can have further pronounced pricing volatility during extended periods of low liquidity. The risk of aberrational liquidity or pricing around the maturity date of a commodity futures contract is greater than in the case of other futures contracts because (among other factors) a number of market participants take delivery of the underlying commodities. Due to the significant level of continuous consumption, limited reserves, and oil cartel controls, energy commodities are subject to rapid price increases in the event of perceived or actual shortages. These factors (when combined or in isolation) may affect the price of futures contracts and, as a consequence, the closing value of the Invesco DB Commodity Index Tracking Fund and the return on the securities.

Market Linked Notes— Upside Participation to a Cap and Principal Return at Maturity Notes Linked to the Invesco DB Commodity Index Tracking Fund due August 10, 2026

The Invesco DB Commodity Index Tracking Fund Does Not Offer Direct Exposure To Commodity Spot Prices.

The closing value of the Invesco DB Commodity Index Tracking Fund is intended to track generally the performance of commodity futures contracts on physical commodities included in the DBIQ Optimum Yield Diversified Commodity Index, not physical commodities (or their spot prices). The price of a futures contract on a commodity reflects the expected value of the commodity upon delivery in the future, whereas the price of a physical commodity reflects the value of the commodity upon immediate delivery, which is referred to as the spot price. Several factors can result in differences between the price of a commodity futures contract and the spot price of a commodity, including the cost of storing the commodity for the length of the futures contract, interest costs related to financing the purchase of the commodity and expectations of supply and demand for the commodity. There is typically some deviation between changes in the price of a futures contract and changes in the spot price of the relevant commodity. In some cases, the performance of a futures contract on a commodity can deviate significantly from the spot price performance of the commodity, especially over longer periods of time. As a result, the performance of the Invesco DB Commodity Index Tracking Fund may differ from, and be less favorable than, the spot price return of the relevant commodities.

The Invesco DB Commodity Index Tracking Fund May Be Adversely Affected By “Negative Roll Yields” In “Contango” Markets, Which May Have A Negative Impact On Its Performance.

The Invesco DB Commodity Index Tracking Fund is composed of futures contracts on physical commodities. Unlike equities, which typically entitle the holder to a continuing stake in a corporation, commodity futures contracts normally specify a certain date for delivery of the underlying physical commodity. As the exchange-traded futures contracts that compose the Invesco DB Commodity Index Tracking Fund approach expiration, they are replaced by contracts that have a later expiration. For example, a contract purchased and held in August may specify an October expiration. As time passes, the contract expiring in October is replaced by a contract for delivery in November. This is accomplished by selling the October contract and purchasing the November contract. This process is referred to as “rolling” exposure to an expiring futures contract into another futures contract with a later expiration date. Through this rolling process, the Invesco DB Commodity Index Tracking Fund is able to maintain continuing exposure to futures contracts.

The “rolling” feature of the Invesco DB Commodity Index Tracking Fund creates the potential for a significant negative effect on the price of the Invesco DB Commodity Index Tracking Fund — which we refer to as a “negative roll yield”— that is independent of the performance of the spot prices of the relevant underlying commodities. The “spot price” of a physical commodity is the price of that commodity for immediate delivery, as opposed to a futures price, which represents the price for delivery of that commodity on a specified date in the future. The Invesco DB Commodity Index Tracking Fund would be expected to experience negative roll yield if futures prices tend to be greater than the spot prices for the relevant underlying commodities. A market where futures prices are greater than spot prices is referred to as a “contango” market. Futures prices of a commodity may be greater than spot prices of that commodity for a variety of reasons, including costs of storing the relevant commodity until the delivery date, financing costs and market expectations that future spot prices may be higher than current spot prices. As any futures contract approaches expiration, its value will approach the spot price of the relevant commodity, because by expiration it will effectively represent a contract to buy or sell the relevant commodity for immediate (or “spot”) delivery. Therefore, if the futures market for a commodity is in contango, then the value of a futures contract for that commodity would tend to decline over time (assuming the spot price for that commodity remains unchanged), because the higher futures price would fall as it converges to the lower spot price by expiration. If the futures market for a commodity is in contango and the spot price of that commodity remains constant, the Invesco DB Commodity Index Tracking Fund would enter into a position in a futures contract for the relevant commodity at the higher contango futures price and then unwind that position near the lower spot price just prior to expiration of that contract, and then enter into a position in a new futures contract for the relevant commodity at the higher contango futures price and unwind that position near the lower spot price, and so on over time, all the while accumulating losses from the erosion in value that results as the higher contango price declines toward the lower spot price.

The Prices Of Commodities Are Volatile And Are Affected By Numerous Factors, Some Of Which Are Specific To The Commodity Sector For Each Commodity Futures Contracts Held By The Invesco DB Commodity Index Tracking Fund.

A change in the price of any of the commodity futures contracts underlying the Invesco DB Commodity Index Tracking Fund may have a material adverse effect on the closing value of the Invesco DB Commodity Index Tracking Fund, the basket and the securities. Commodities futures contracts are subject to the effect of numerous factors, certain of which are specific to the commodity sector for each commodity futures contract underlying the Invesco DB Commodity Index Tracking Fund, as discussed below.

•	Agricultural Sector. Global prices of agricultural commodities, including corn, soybeans, sugar and wheat, are primarily affected by the global demand for and supply of those commodities but are also significantly influenced by speculative actions and by currency exchange rates. In addition, prices for agricultural commodities are affected by governmental programs and policies regarding agriculture, as well as general trade, fiscal and exchange control policies. Extrinsic factors, such as drought, floods, general weather conditions, disease and natural disasters may also affect agricultural commodity prices. Demand for agricultural commodities, such as wheat, corn and soybeans, both for human consumption and as cattle feed, has generally increased with worldwide growth and prosperity.

Market Linked Notes— Upside Participation to a Cap and Principal Return at Maturity Notes Linked to the Invesco DB Commodity Index Tracking Fund due August 10, 2026

•	Energy Sector. Global prices of energy commodities, including WTI crude oil, Brent crude oil, RBOB gasoline, heating oil and natural gas, are primarily affected by the global demand for and supply of these commodities, but they are also significantly influenced by speculative actions and by currency exchange rates. In addition, prices for energy commodities are affected by governmental programs and policies, national and international political and economic events, changes in interest and exchange rates, trading activities in commodities and related contracts, trade, fiscal, monetary and exchange control policies, and with respect to oil, drought, floods, weather, government intervention, environmental policies, embargoes and tariffs. Demand for refined petroleum products by consumers, as well as by the agricultural, manufacturing and transportation industries, affects the price of energy commodities. Sudden disruptions in the supplies of energy commodities, such as those caused by war, natural events, accidents or acts of terrorism, may cause prices of energy commodity futures contracts to become extremely volatile and unpredictable. Also, sudden and dramatic changes in the futures market may occur, for example, upon a cessation of hostilities that may exist in countries producing energy commodities, the introduction of new or previously withheld supplies into the market or the introduction of substitute products or commodities. In particular, supplies of crude oil may increase or decrease depending on, among other factors, production decisions by the Organization of the Oil and Petroleum Exporting Countries (“OPEC”) and other crude oil producers. Crude oil prices are determined with significant influence by OPEC, which has the capacity to influence oil prices worldwide because its members possess a significant portion of the world’s oil supply. Crude oil prices are generally more volatile and more subject to dislocation than are prices of other commodities. Demand for energy commodities such as oil and gasoline is generally linked to economic activity and will tend to reflect general economic conditions.

•	Industrial Metals Sector. Global prices of industrial metals commodities, including aluminum, copper and zinc, are primarily affected by the global demand for and supply of these commodities, but they are also significantly influenced by speculative actions and by currency exchange rates. Demand for industrial metals is significantly influenced by the level of global industrial economic activity. Prices for industrial metals commodities are affected by governmental programs and policies, national and international political and economic events, changes in interest and exchange rates, trading activities in commodities and related contracts, trade, fiscal, monetary and exchange control policies, government intervention, embargoes and tariffs. An additional, but highly volatile, component of demand for industrial metals is adjustments to inventory in response to changes in economic activity and/or pricing levels, which will influence investment decisions in new mines and smelters. Sudden disruptions in the supplies of industrial metals, such as those caused by war, natural events, accidents, acts of terrorism, transportation problems, labor strikes and shortages of power, may cause prices of industrial metals futures contracts to become extremely volatile and unpredictable. The introduction of new or previously withheld supplies into the market or the introduction of substitute products or commodities will also affect the prices of industrial metals commodities.•Precious Metals Sector. Global prices of precious metals commodities, including gold and silver, are primarily affected by the global demand for and supply of those commodities, but they are also significantly influenced by speculative actions and by currency exchange rates. Demand for precious metals is significantly influenced by the level of global industrial economic activity. Prices for precious metals are affected by governmental programs and policies, national and international political and economic events, expectations with respect to the rate of inflation, changes in interest and exchange rates, trading activities in commodities and related contracts, trade, fiscal, monetary and exchange control policies, government intervention, embargoes and tariffs. Sudden disruptions in the supplies of precious metals, such as those caused by war, natural events, accidents, acts of terrorism, transportation problems, labor strikes and shortages of power, may cause prices of precious metals futures contracts to become extremely volatile and unpredictable. In addition, prices for precious metals can be affected by numerous other factors, including jewelry demand and production levels.

An Increase In The Margin Requirements For Commodity Futures Contracts Included In The Invesco DB Commodity Index Tracking Fund May Adversely Affect Its Closing Value.

Futures exchanges require market participants to post collateral in order to open and to keep open positions in futures contracts. If an exchange increases the amount of collateral required to be posted to hold positions in commodity futures contracts underlying the Invesco DB Commodity Index Tracking Fund, market participants who are unwilling or unable to post additional collateral may liquidate their positions, which may cause the price of the relevant commodity futures contracts to decline significantly. In addition, prices of the relevant futures contracts could be adversely affected by the promulgation of new laws or regulations or by the reinterpretation of existing laws or regulations (including, without limitation, those related to taxes and duties on commodities) by one or more governments, governmental agencies or instrumentalities, courts or other official bodies. As a result, the closing value of the Invesco DB Commodity Index Tracking Fund, the basket and the value of the securities may be adversely affected.

The Invesco DB Commodity Index Tracking Fund May Be Subject To Risks Associated With Foreign Commodity Exchanges.

Investments in futures contracts that trade on foreign commodity exchanges involve particular risks. Foreign commodity exchanges may be less regulated than U.S. commodity exchanges, and certain foreign commodities markets may be more susceptible to disruption due to the absence of government regulation. Trading on foreign commodity exchanges is also subject to exchange rate risk relative to the U.S. dollar, exchange controls, expropriations, taxation policies, moratoriums and political or diplomatic events.

Market Linked Notes— Upside Participation to a Cap and Principal Return at Maturity Notes Linked to the Invesco DB Commodity Index Tracking Fund due August 10, 2026

Currency Exchange Fluctuations May Negatively Affect The Market Prices Of The Futures Contracts Underlying The Invesco DB Commodity Index Tracking Fund, Which May Negatively Affect Its Performance.

The market prices for the commodity futures contracts underlying the Invesco DB Commodity Index Tracking Fund are currently quoted in U.S. dollars. As a result, appreciation of the U.S. dollar will increase the relative cost of such futures contracts for foreign consumers, thereby reducing demand for those futures contracts and affecting the market prices of those futures contracts. As a result, the price of shares of the Invesco DB Commodity Index Tracking Fund, the value of the basket and an investment in the securities may be adversely affected by changes in exchange rates between the U.S. dollar and foreign currencies. In recent years, rates of exchange between the U.S. dollar and various foreign currencies have been highly volatile and this volatility may continue in the future. However, fluctuations in any particular exchange rate that have occurred in the past are not necessarily indicative of fluctuations that may occur during the term of the securities.

Our Offering Of The Notes Is Not A Recommendation Of The Underlying.

The fact that we are offering the notes does not mean that we or Wells Fargo or its affiliates believe that investing in an instrument linked to the underlying is likely to achieve favorable returns. In fact, as we and Wells Fargo and its affiliates are each part of respective global financial institutions, our affiliates and affiliates of Wells Fargo may have positions (including short positions) in the underlying or in instruments related to the underlying, and may publish research or express opinions, that in each case are inconsistent with an investment linked to the underlying. These and other activities of our affiliates or of Wells Fargo or its affiliates may affect the closing value of the underlying in a way that negatively affects the value of and your return on the notes.

The Closing Value Of The Underlying May Be Adversely Affected By Our Or Our Affiliates’, Or By Wells Fargo And Its Affiliates’, Hedging And Other Trading Activities.

We have hedged our obligations under the notes through CGMI or other of our affiliates and/or Wells Fargo or its affiliates, who have taken positions in the underlying or in financial instruments related to the underlying and may adjust such positions during the term of the notes. Our affiliates and Wells Fargo and its affiliates may also take positions in the underlying or in financial instruments related to the underlying on a regular basis (taking long or short positions or both), for their accounts, for other accounts under their management or to facilitate transactions on behalf of customers. These activities could affect the closing value of the underlying in a way that negatively affects the value of and your return on the notes. They could also result in substantial returns for us or our affiliates or Wells Fargo and its affiliates while the value of the notes declines.

We And Our Affiliates And Wells Fargo And Its Affiliates May Have Economic Interests That Are Adverse To Yours As A Result Of Our And Their Respective Business Activities.

Our affiliates and Wells Fargo and its affiliates engage in business activities with a wide range of companies. These activities include extending loans, making and facilitating investments, underwriting securities offerings and providing advisory services. These activities could involve or affect the underlying in a way that negatively affects the value of and your return on the notes. They could also result in substantial returns for us or our affiliates or Wells Fargo or its affiliates while the value of the notes declines. In addition, in the course of this business, we or our affiliates or Wells Fargo or its affiliates may acquire non-public information, which will not be disclosed to you.

The Calculation Agent, Which Is An Affiliate Of Ours, Will Make Important Determinations With Respect To The Notes.

If certain events occur during the term of the notes, such as market disruption events and other events with respect to the underlying, CGMI, as calculation agent, will be required to make discretionary judgments that could significantly affect your return on the notes. In making these judgments, the calculation agent’s interests as an affiliate of ours could be adverse to your interests as a holder of the notes. See “Risk Factors—General Risk Factors Relating To All Notes—The Calculation Agent, Which Is An Affiliate Of Ours, Will Make Important Determinations With Respect To The Notes” in the accompanying product supplement.

The Notes Will Not Be Adjusted For All Events That Could Affect The Value Of The Shares Of The Underlying.

Certain events may occur during the term of the notes that have a dilutive effect on the value of the shares of the underlying or otherwise adversely affect the market price of such shares. The calculation agent will make certain adjustments for some of these events, as described under “General Terms of the Notes” in the accompanying product supplement. However, an adjustment will not be made for all events that could have a dilutive or adverse effect on such shares or their market price, such as ordinary dividends, partial tender offers or additional public offerings of shares, and the adjustments that are made may not fully offset the dilutive or adverse effect of the particular event. Accordingly, the occurrence of any event that has a dilutive or adverse effect on the shares of the underlying may adversely affect what you receive at maturity or, if applicable, any other payment owed to you under the notes. Unlike an investor in the notes, a direct holder of such shares may receive an offsetting benefit from any such event that may not be reflected in an adjustment to the terms of the notes; therefore, you may experience dilution or adverse consequences in a circumstance in which a direct holder would not.

Market Linked Notes— Upside Participation to a Cap and Principal Return at Maturity Notes Linked to the Invesco DB Commodity Index Tracking Fund due August 10, 2026

If A Reorganization Event Occurs With Respect To The Underlying, The Calculation Agent May Make Adjustments To The Terms Of The Notes That Adversely Affect Your Return On The Notes.

If a reorganization event occurs with respect to the underlying, the calculation agent will have discretion to make such adjustments to the terms of the notes as the calculation agent determines appropriate to account for the economic effect on the notes of such event. In such an event, the calculation agent may, but is not required to, select a successor fund to which the notes may become linked thereafter. In any case, the adjustments made by the calculation agent to the terms of the notes may adversely affect the value of and your return on the notes.

The Value And Performance Of The Shares Of The Underlying May Not Completely Track The Performance Of The Underlying Index That The Underlying Seeks To Track Or The Net Asset Value Per Share Of The Underlying.

The underlying does not fully replicate the underlying index that it seeks to track and may hold assets different from those included in its underlying index. In addition, the performance of the underlying will reflect additional transaction costs and fees that are not included in the calculation of its underlying index. All of these factors may lead to a lack of correlation between the performance of the underlying and its underlying index. In addition, because the shares of the underlying are traded on an exchange and are subject to market supply and investor demand, the closing value of the underlying may differ from the net asset value per share of the underlying.

During periods of market volatility, assets included in the underlying’s underlying index may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of the underlying and the liquidity of the underlying may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares of the underlying. Further, market volatility may adversely affect, sometimes materially, the price at which market participants are willing to buy and sell the shares of the underlying. As a result, under these circumstances, the closing value of the underlying may vary substantially from the net asset value per share of the underlying. For all of the foregoing reasons, the performance of the underlying may not correlate with the performance of its underlying index and/or its net asset value per share, which could materially and adversely affect the value of the notes and/or reduce your return on the notes.

Changes That Affect The Underlying May Affect The Value Of Your Notes.

The sponsor of the underlying may at any time make methodological changes or other changes in the manner in which it operates that could affect the value of the underlying. We are not affiliated with the underlying sponsor and, accordingly, we have no control over any changes the sponsor may make. Such changes could adversely affect the performance of the underlying and the value of and your return on the notes.

The Stated Maturity Date May Be Postponed If The Calculation Day Is Postponed.

The calculation day will be postponed for non-trading days and certain market disruption events. If such a postponement occurs, the maturity date will be postponed. For more information regarding adjustments to the calculation days and payment dates and the circumstances that may result in a market disruption event, see the relevant sections of the accompanying product supplement.

You Will Be Required To Recognize Taxable Income On The Notes Prior To Maturity.

If you are a U.S. holder of a note, you will be required to recognize taxable interest income in each year that you hold the note, even though you will not receive any payment in respect of the note prior to maturity (or earlier sale, exchange or retirement). In addition, any gain you recognize will be treated as ordinary interest income rather than capital gain. You should review the section of this pricing supplement entitled “United States Federal Tax Considerations.”

Market Linked Notes— Upside Participation to a Cap and Principal Return at Maturity Notes Linked to the Invesco DB Commodity Index Tracking Fund due August 10, 2026

Hypothetical Examples and Returns

The payout profile, return table and examples below illustrate how to determine the maturity payment amount on the notes, assuming the various hypothetical ending values indicated below. The examples are solely for illustrative purposes, do not show all possible outcomes and are not a prediction of what the actual maturity payment amount on the notes will be. The actual maturity payment amount will depend on the actual ending value.

The examples below are based on a hypothetical starting value of $100, rather than the actual starting value. For the actual starting value, see “Terms of the Notes” above. We have used this hypothetical value, rather than the actual value, to simplify the calculations and aid understanding of how the notes work. However, you should understand that the actual maturity payment amount on the notes will be calculated based on the actual starting value, and not the hypothetical value indicated below.

Hypothetical Payout Profile

Market Linked Notes— Upside Participation to a Cap and Principal Return at Maturity Notes Linked to the Invesco DB Commodity Index Tracking Fund due August 10, 2026

Hypothetical Returns

Hypothetical ending value	Hypothetical underlying return	Hypothetical maturity payment amount per note	Hypothetical total pre-tax rate of return
$200.00	100.00%	$1,270.00	27.00%
$175.00	75.00%	$1,270.00	27.00%
$150.00	50.00%	$1,270.00	27.00%
$140.00	40.00%	$1,270.00	27.00%
$130.00	30.00%	$1,270.00	27.00%
$127.00	27.00%	$1,270.00	27.00%
$120.00	20.00%	$1,200.00	20.00%
$110.00	10.00%	$1,100.00	10.00%
$100.00	0.00%	$1,000.00	0.00%
$90.00	-10.00%	$1,000.00	0.00%
$80.00	-20.00%	$1,000.00	0.00%
$70.00	-30.00%	$1,000.00	0.00%
$60.00	-40.00%	$1,000.00	0.00%
$50.00	-50.00%	$1,000.00	0.00%
$25.00	-75.00%	$1,000.00	0.00%
$0.00	-100.00%	$1,000.00	0.00%

Hypothetical Examples

Example 1—Upside Scenario A. The hypothetical ending value is $105 (a 5% increase from the starting value), which is greater than the starting value.

Maturity payment amount per note = $1,000 plus the lesser of:

(i) $1,000 × underlying return × participation rate and (ii) the maximum return

= $1,000 + the lesser of: (i) ($1,000 × 5% × 100%) and (ii) $270

= $1,000 + the lesser of: (i) $50 and (ii) $270

= $1,050

Because the underlying appreciated from the starting value to the hypothetical ending value, you would receive a total return at maturity equal to the upside performance of the underlying multiplied by the participation rate, which in this case is less than the maximum return.

Example 2—Upside Scenario B. The hypothetical ending value is $140 (a 40% increase from the starting value), which is greater than the starting value.

Maturity payment amount per note = $1,000 plus the lesser of:

(i) $1,000 × underlying return × participation rate and (ii) the maximum return

= $1,000 + the lesser of: (i) ($1,000 × 40% × 100%) and (ii) $270

= $1,000 + the lesser of: (i) $400 and (ii) $270

= $1,270

Because the underlying appreciated from the starting value to the hypothetical ending value and the upside performance of the underlying multiplied by the participation rate exceeds the maximum return, your total return at maturity would be limited to the maximum return in this case. In this scenario, an investment in the notes would underperform a hypothetical alternative investment providing 1-to-1 exposure to the appreciation of the underlying without a maximum return.

Market Linked Notes— Upside Participation to a Cap and Principal Return at Maturity Notes Linked to the Invesco DB Commodity Index Tracking Fund due August 10, 2026

Example 3—Par Scenario. The hypothetical ending value is $90 (a 10% decrease from the starting value), which is less than the starting value.

Maturity payment amount per note = $1,000

Because the hypothetical ending value is less than the starting value, you would be repaid the stated principal amount of your notes at maturity but would not receive any positive return on your investment.

Market Linked Notes— Upside Participation to a Cap and Principal Return at Maturity Notes Linked to the Invesco DB Commodity Index Tracking Fund due August 10, 2026

The Invesco DB Commodity Index Tracking Fund

The Invesco DB Commodity Index Tracking Fund is a Delaware statutory trust whose investment objective is to track changes, whether positive or negative, in the level of the DBIQ Optimum Yield Diversified Commodity Index Excess Return™ (the “DBIQ Commodity Index”) over time, plus the excess, if any, of the Invesco DB Commodity Index Tracking Fund’s interest income from its holdings of United States Treasury and other high credit quality short-term fixed income securities over the expenses of the Invesco DB Commodity Index Tracking Fund. The Invesco DB Commodity Index Tracking Fund pursues its investment objective by investing in a portfolio of exchange-traded futures contracts on the commodities composing the DBIQ Commodity Index. The Invesco DB Commodity Index Tracking Fund’s portfolio also includes United States Treasury securities and other high credit quality short-term fixed income securities. The DBIQ Optimum Yield Diversified Commodity Index Excess Return™ is a commodity index that is designed to measure the performance of a rolling position in futures contracts on 14 physical commodities.

The Invesco DB Commodity Index Tracking Fund is a commodity pool as defined in the Commodity Exchange Act and the regulations of the Commodity Futures Trading Commission (the “CFTC”). Invesco Capital Management LLC serves as the Invesco DB Commodity Index Tracking Fund’s managing owner, commodity pool operator and commodity trading advisor and is a commodity pool operator registered with the CFTC. The Invesco DB Commodity Index Tracking Fund is not an investment company registered under the Investment Company Act of 1940, as amended. Information provided to or filed with the SEC by the Invesco DB Commodity Index Tracking Fund under the Securities Act of 1933, as amended, can be located by reference to SEC file number 001-32726 and can be accessed through the SEC’s website at www.sec.gov. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. None of such publicly available information is incorporated by reference into this pricing supplement. The Invesco DB Commodity Index Tracking Fund trades on the NYSE Arca, Inc. under the ticker symbol “DBC.”

Please refer to the section “The DBIQ Optimum Yield Diversified Commodity Index Excess Return™” below for additional information.

We have derived all information regarding the Invesco DB Commodity Index Tracking Fund from publicly available information and have not independently verified any information regarding the Invesco DB Commodity Index Tracking Fund. This pricing supplement relates only to the securities and not to the Invesco DB Commodity Index Tracking Fund. We make no representation as to the performance of the Invesco DB Commodity Index Tracking Fund over the term of the securities.

The securities represent obligations of Citigroup Global Markets Holdings Inc. (guaranteed by Citigroup Inc.) only. The sponsor of the Invesco DB Commodity Index Tracking Fund is not involved in any way in this offering and has no obligation relating to the securities or to holders of the securities.

The DBIQ Optimum Yield Diversified Commodity Index Excess Return™

The following information regarding the DBIQ Commodity Index, including, without limitation, its make-up, method of calculation and changes in its components, is based on publicly available information. Such information reflects the policies of, and is subject to change by, Deutsche Bank Securities, Inc. (“Deutsche Bank”). We make no representation or warranty as to the accuracy or completeness of such information. The DBIQ Commodity Index is calculated, maintained and published by Deutsche Bank. Deutsche Bank has no obligation to continue to publish, and may discontinue the publication of, the DBIQ Commodity Index.

The DBIQ Commodity Index is intended to reflect the changes in market value, positive or negative, of certain commodities. The DBIQ Commodity Index is (i) calculated on an excess return, or unfunded basis and (ii) rolled in a manner which is aimed at potentially maximizing the roll benefits in backwardated markets and minimizing the losses from rolling in contangoed markets. Futures contracts on the following commodities are included in the DBIQ Commodity Index: Light Sweet Crude Oil (WTI), Heating Oil, Reformulated Blendstock for Oxygenate Blending (“RBOB”) Gasoline, Natural Gas, Brent Crude, Gold, Silver, Aluminum, Zinc, Copper Grade A, Corn, Wheat, Soybeans, and Sugar. We refer to each of these commodities as an Index Commodity.

Index Composition

The DBIQ Commodity Index is composed of notional amounts of each of the Index Commodity futures contracts. The notional amounts of each Index Commodity futures contract included in the DBIQ Commodity Index are broadly in proportion to historical levels of the world’s production and supplies of the Index Commodities.

The DBIQ Commodity Index is rebalanced annually in November to ensure that each of the Index Commodities is weighted in the same proportion that such Index Commodities were weighted on September 3, 1997, which was the base date. The following table reflects the index base weights, or DBIQ Commodity Index Base Weights, of each Index Commodity on the base date:

Market Linked Notes— Upside Participation to a Cap and Principal Return at Maturity Notes Linked to the Invesco DB Commodity Index Tracking Fund due August 10, 2026

Index Commodity	DBIQ Commodity Index Base Weight
Brent Crude	12.375%
Heating Oil	12.375%
Light Crude	12.375%
RBOB Gasoline	12.375%
Gold	8.000%
Corn	5.625%
Soybeans	5.625%
Sugar #11	5.625%
Wheat	5.625%
Natural Gas	5.500%
Aluminum	4.167%
Copper – Grade A	4.167%
Zinc	4.167%
Silver	2.000%

Futures contracts on the Index Commodities are traded on the following futures exchanges: Light Sweet Crude Oil (WTI), Heating Oil, RBOB Gasoline and Natural Gas: New York Mercantile Exchange; Brent Crude: ICE-Futures Europe; Gold and Silver: Commodity Exchange Inc., New York; Aluminum, Zinc and Copper Grade A: The London Metal Exchange Limited; Corn, Wheat and Soybeans: Board of Trade of the City of Chicago Inc.; and Sugar: ICE Futures U.S., Inc.

The composition of the DBIQ Commodity Index may be adjusted in the event that Deutsche Bank is not able to calculate the closing prices of the futures contracts on the Index Commodities.

The DBIQ Commodity Index includes provisions for the replacement of futures contracts as they approach maturity. This replacement takes place over a period of time in order to lessen the impact on the market for the futures contracts being replaced. With respect to each Index Commodity, the DBIQ Commodity Index employs a rule-based approach when it “rolls” from one futures contract to another. Rather than selecting a new futures contract based on a predetermined schedule (e.g., monthly), each Index Commodity rolls to the futures contract which generates the best possible “implied roll yield.” The futures contract with a delivery month within the next thirteen months which generates the best possible implied roll yield will be included in the DBIQ Commodity Index. As a result, the DBIQ Commodity Index is able to potentially maximize the roll benefits from an Index Commodity in backwardated markets and minimize the losses from rolling in contangoed markets.

In general, as a futures contract approaches its expiration date, its price will move towards the spot price in a contangoed market. Assuming the spot price does not change, this would result in the futures contract price decreasing and a negative implied roll yield. The opposite is true in a backwardated market. Rolling in a contangoed market will tend to cause a drag on an Index Commodity’s contribution to the index closing level while rolling in a backwardated market will tend to cause a push on an Index Commodity’s contribution to the index closing level.

On the first index business day (defined as a day on which the New York Mercantile Exchange is open for business) of each month (the “Verification Date”), each Index Commodity futures contract will be tested for continued inclusion in the DBIQ Commodity Index. If the Index Commodity futures contract requires delivery of the underlying commodity in the next month (the “Delivery Month”), a new Index Commodity futures contract will be selected for inclusion in the DBIQ Commodity Index. For example, if the first New York business day is May 1, 2022, and the Delivery Month of the Index Commodity futures contract currently in the DBIQ Commodity Index is June 2022, a new Index Commodity futures contract with a later Delivery Month will be selected.

For each underlying Index Commodity in the DBIQ Commodity Index, the new Index Commodity futures contract selected will be the Index Commodity futures contract with the best possible “implied roll yield” based on the closing price for each eligible Index Commodity futures contract. Eligible Index Commodity futures contracts are any Index Commodity futures contracts having a Delivery Month (i) no sooner than the month after the Delivery Month of the Index Commodity futures contract currently in the DBIQ Commodity Index, and (ii) no later than the 13th month after the Verification Date. For example, if the first New York business day is May 1, 2022 and the Delivery Month of an Index Commodity futures contract currently in the DBIQ Commodity Index is June 2022, the Delivery Month of an eligible new Index Commodity futures contract must be between July 2022 and July 2023. The implied roll yield is then calculated and the futures contract on the Index Commodity with the best possible implied roll yield is selected. If two futures contracts have the same implied roll yield, the futures contract with the minimum number of months prior to the exchange expiry month is selected.

Market Linked Notes— Upside Participation to a Cap and Principal Return at Maturity Notes Linked to the Invesco DB Commodity Index Tracking Fund due August 10, 2026

After the futures contract selection, the monthly roll for each Index Commodity subject to a roll in that particular month unwinds the old futures contract and enters a position in the new futures contract. This takes place between the 2nd and 6th index business day of the month.

On each day during the roll period, new notional holdings are calculated. The calculations for the old Index Commodity futures contracts that are leaving the DBIQ Commodity Index and the new Index Commodity futures contracts are then calculated. On all days that are not monthly index roll days, the notional holding of each Index Commodity futures contract remains constant.

Calculation of the Index Level

The DBIQ Commodity Index is re-weighted on an annual basis on the 6th index business day of each November. The DBIQ Commodity Index level is expressed as the weighted average return of the Index Commodity futures contracts. The closing level of the DBIQ Commodity Index is calculated by Deutsche Bank based on the closing prices of the futures contracts for each of the Index Commodities and the notional amount of such Index Commodity futures contracts.

The futures contract price for each Index Commodity will be the exchange closing price for such Index Commodity on each index business day. If a weekday is not an exchange business day but is an index business day, the exchange closing price from the previous index business day will be used for each Index Commodity.

The DBIQ Commodity Index has been calculated back to the base date. On the base date, the closing level was 100.

The DBIQ Commodity Index is calculated in USD.

An index business day is a day on which banks in New York, New York are open. An exchange business day is, with respect to an Index Commodity, a day that is a trading day for such Index Commodity on the relevant exchange (unless an index disruption event or force majeure event has occurred).

Historical Information

The closing value of the Invesco DB Commodity Index Tracking Fund on February 3, 2023 was $23.61.

The graph below shows the closing value of the Invesco DB Commodity Index Tracking Fund for each day such value was available from January 3, 2013 to February 3, 2023. We obtained the closing values from Bloomberg L.P., without independent verification. You should not take historical closing values as an indication of future performance.

Market Linked Notes— Upside Participation to a Cap and Principal Return at Maturity Notes Linked to the Invesco DB Commodity Index Tracking Fund due August 10, 2026

United States Federal Tax Considerations

In the opinion of our counsel, Davis Polk & Wardwell LLP, which is based on current market conditions, the notes should be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of the accompanying product supplement called “United States Federal Tax Considerations—Tax Consequences to U.S. Holders—Notes Treated as Contingent Payment Debt Instruments,” and the remaining discussion is based on this treatment.

If you are a U.S. Holder (as defined in the accompanying product supplement), you will be required to recognize interest income during the term of the notes at the “comparable yield,” which generally is the yield at which we could issue a fixed-rate debt instrument with terms similar to those of the notes, including the level of subordination, term, timing of payments and general market conditions, but excluding any adjustments for the riskiness of the contingencies or the liquidity of the notes. We are required to construct a “projected payment schedule” in respect of the notes representing a payment the amount and timing of which would produce a yield to maturity on the notes equal to the comparable yield. Assuming you hold the notes until their maturity, the amount of interest you include in income based on the comparable yield in the taxable year in which the notes mature will be adjusted upward or downward to reflect the difference, if any, between the actual and projected payment on the notes at maturity as determined under the projected payment schedule. However, special rules may apply if the payment at maturity on the notes is treated as becoming fixed prior to maturity. See “United States Federal Tax Considerations—Tax Consequences to U.S. Holders—Notes Treated as Contingent Payment Debt Instruments” in the accompanying product supplement for a more detailed discussion of the special rules.

Upon the sale, exchange or retirement of the notes prior to maturity, you generally will recognize gain or loss equal to the difference between the proceeds received and your adjusted tax basis in the notes. Your adjusted tax basis will equal your purchase price for the notes, increased by interest previously included in income on the notes. Any gain generally will be treated as ordinary income, and any loss generally will be treated as ordinary loss to the extent of prior interest inclusions on the note and as capital loss thereafter.

We have determined that the comparable yield for a note is a rate of 4.539%, compounded semi-annually, and that the projected payment schedule with respect to a note consists of a single payment of $1,170.492 at maturity.

Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual amount that we will pay on the notes.

Non-U.S. Holders. Subject to the discussions below regarding Section 871(m) and in “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” and “—FATCA” in the accompanying product supplement, if you are a Non-U.S. Holder (as defined in the accompanying product supplement) of the notes, under current law you generally will not be subject to U.S. federal withholding or income tax in respect of any payment on or any amount received on the sale, exchange or retirement of the notes, provided that (i) income in respect of the notes is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements. See “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” in the accompanying product supplement for a more detailed discussion of the rules applicable to Non-U.S. Holders of the notes.

As discussed under “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders—Dividend Equivalents Under Section 871(m) of the Code” in the accompanying product supplement, Section 871(m) of the Internal Revenue Code of 1986, as amended, and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities (“Underlying Securities”) or indices that include Underlying Securities. Section 871(m) generally applies to instruments that substantially replicate the economic performance of one or more Underlying Securities, as determined based on tests set forth in the applicable Treasury regulations. However, the regulations, as modified by an Internal Revenue Service (“IRS”) notice, exempt financial instruments issued prior to January 1, 2025 that do not have a “delta” of one. Based on the terms of the notes and representations provided by us, our counsel is of the opinion that the notes should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any Underlying Security and, therefore, should not be subject to withholding tax under Section 871(m).

A determination that the notes are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this treatment. Moreover, Section 871(m) is complex and its application may depend on your particular circumstances, including your other transactions. You should consult your tax adviser regarding the potential application of Section 871(m) to the notes.

If withholding tax applies to the notes, we will not be required to pay any additional amounts with respect to amounts withheld.

Market Linked Notes— Upside Participation to a Cap and Principal Return at Maturity Notes Linked to the Invesco DB Commodity Index Tracking Fund due August 10, 2026

You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement. The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the notes.

You should also consult your tax adviser regarding all aspects of the U.S. federal tax consequences of an investment in the notes and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Market Linked Notes— Upside Participation to a Cap and Principal Return at Maturity Notes Linked to the Invesco DB Commodity Index Tracking Fund due August 10, 2026

Supplemental Plan of Distribution

Pursuant to the terms of the Amended and Restated Global Selling Agency Agreement, dated April 7, 2017, CGMI, acting as principal, will purchase the notes from Citigroup Global Markets Holdings Inc. CGMI, as the lead agent for the offering, has agreed to sell the notes to Wells Fargo, as agent.  Wells Fargo will receive an underwriting discount and commission of 3.39% ($33.90) for each note it sells.  Wells Fargo may pay selected dealers, which may include WFA, a fixed selling commission of 2.00% ($20.00) for each note they sell. In addition to the selling commission allowed to WFA, Wells Fargo may pay $0.75 per note of the underwriting discount and commission to WFA as a distribution expense fee for each note sold by WFA.

In addition, in respect of certain notes sold in this offering, CGMI may pay a fee of up to $4.00 per note to selected securities dealers in consideration for marketing and other services in connection with the distribution of the notes to other securities dealers.

Valuation of the Notes

CGMI calculated the estimated value of the notes set forth on the cover page of this pricing supplement based on proprietary pricing models. CGMI’s proprietary pricing models generated an estimated value for the notes by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the notes, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the notes (the “derivative component”). CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate. CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Summary Risk Factors—The Value Of The Notes Prior To Maturity Will Fluctuate Based On Many Unpredictable Factors” in this pricing supplement, but not including our or Citigroup Inc.’s creditworthiness. These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

We have been advised that, for a period of approximately four months following issuance of the notes, the price, if any, at which Wells Fargo would be willing to buy the notes from investors, and the value that will be indicated for the notes on any brokerage account statements prepared by Wells Fargo or its affiliates, will reflect a temporary upward adjustment from the price or value that would otherwise be determined. This temporary upward adjustment represents a portion of the costs associated with selling, structuring and hedging the notes that are included in the public offering price of the notes. The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the four-month temporary adjustment period. However, Wells Fargo is not obligated to buy the notes from investors at any time. See “Summary Risk Factors—The Notes Will Not Be Listed On Any Securities Exchange And You May Not Be Able To Sell Them Prior To Maturity.”

Validity of the Notes

In the opinion of Davis Polk & Wardwell LLP, as special products counsel to Citigroup Global Markets Holdings Inc., when the notes offered by this pricing supplement have been executed and issued by Citigroup Global Markets Holdings Inc. and authenticated by the trustee pursuant to the indenture, and delivered against payment therefor, such notes and the related guarantee of Citigroup Inc. will be valid and binding obligations of Citigroup Global Markets Holdings Inc. and Citigroup Inc., respectively, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York, except that such counsel expresses no opinion as to the application of state securities or Blue Sky laws to the notes.

In giving this opinion, Davis Polk & Wardwell LLP has assumed the legal conclusions expressed in the opinions set forth below of Alexia Breuvart, Secretary and General Counsel of Citigroup Global Markets Holdings Inc., and Barbara Politi, Associate General Counsel—Capital Markets of Citigroup Inc. In addition, this opinion is subject to the assumptions set forth in the letter of Davis Polk & Wardwell LLP dated May 11, 2021, which has been filed as an exhibit to a Current Report on Form 8-K filed by Citigroup Inc. on May 11, 2021, that the indenture has been duly authorized, executed and delivered by, and is a valid, binding and enforceable agreement of, the trustee and that none of the terms of the notes nor the issuance and delivery of the notes and the related guarantee, nor the compliance by Citigroup Global Markets Holdings Inc. and Citigroup Inc. with the terms of the notes and the related guarantee respectively, will result in a violation of any provision of any instrument or agreement then binding upon Citigroup Global Markets Holdings Inc. or Citigroup Inc., as applicable, or any restriction imposed by any court or governmental body having jurisdiction over Citigroup Global Markets Holdings Inc. or Citigroup Inc., as applicable.

Market Linked Notes— Upside Participation to a Cap and Principal Return at Maturity Notes Linked to the Invesco DB Commodity Index Tracking Fund due August 10, 2026

In the opinion of Alexia Breuvart, Secretary and General Counsel of Citigroup Global Markets Holdings Inc., (i) the terms of the notes offered by this pricing supplement have been duly established under the indenture and the Board of Directors (or a duly authorized committee thereof) of Citigroup Global Markets Holdings Inc. has duly authorized the issuance and sale of such notes and such authorization has not been modified or rescinded; (ii) Citigroup Global Markets Holdings Inc. is validly existing and in good standing under the laws of the State of New York; (iii) the indenture has been duly authorized, executed and delivered by Citigroup Global Markets Holdings Inc.; and (iv) the execution and delivery of such indenture and of the notes offered by this pricing supplement by Citigroup Global Markets Holdings Inc., and the performance by Citigroup Global Markets Holdings Inc. of its obligations thereunder, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York.

Alexia Breuvart, or other internal attorneys with whom she has consulted, has examined and is familiar with originals, or copies certified or otherwise identified to her satisfaction, of such corporate records of Citigroup Global Markets Holdings Inc., certificates or documents as she has deemed appropriate as a basis for the opinions expressed above. In such examination, she or such persons has assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Global Markets Holdings Inc.), the authenticity of all documents submitted to her or such persons as originals, the conformity to original documents of all documents submitted to her or such persons as certified or photostatic copies and the authenticity of the originals of such copies.

In the opinion of Barbara Politi, Associate General Counsel—Capital Markets of Citigroup Inc., (i) the Board of Directors (or a duly authorized committee thereof) of Citigroup Inc. has duly authorized the guarantee of such notes by Citigroup Inc. and such authorization has not been modified or rescinded; (ii) Citigroup Inc. is validly existing and in good standing under the laws of the State of Delaware; (iii) the indenture has been duly authorized, executed and delivered by Citigroup Inc.; and (iv) the execution and delivery of such indenture, and the performance by Citigroup Inc. of its obligations thereunder, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents. This opinion is given as of the date of this pricing supplement and is limited to the General Corporation Law of the State of Delaware.

Barbara Politi, or other internal attorneys with whom she has consulted, has examined and is familiar with originals, or copies certified or otherwise identified to her satisfaction, of such corporate records of Citigroup Inc., certificates or documents as she has deemed appropriate as a basis for the opinions expressed above. In such examination, she or such persons has assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Inc.), the authenticity of all documents submitted to her or such persons as originals, the conformity to original documents of all documents submitted to her or such persons as certified or photostatic copies and the authenticity of the originals of such copies.

© 2023 Citigroup Global Markets Inc. All rights reserved. Citi and Citi and Arc Design are trademarks and service marks of Citigroup Inc. or its affiliates and are used and registered throughout the world.